SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  Name:             Met Investors Series Trust

     Address of Principal  Business Office (No. and Street,  City, State and Zip
Code): 610 Newport Center Drive, Suite 1350, Newport Beach, California 92660

                  Telephone Number (including area code):  (949) 717-6536

     Name and address of agent for service of process: Elizabeth Forget, President, Met Investors Series Trust, 610 Newport Center Drive, Suite 1350, Newport Beach, California 92660

                  Check Appropriate Box:

                  Registrant  is filing a  Registration  Statement  pursuant  to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      [X]                       NO       [_]

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the State of New York on the 23rd day of October, 2000.

                                               MET INVESTORS SERIES TRUST

                                               /s/Elizabeth Forget

                                               -------------------------------
                                               By:  Elizabeth Forget
                                               Title:  President

Attest:

/s/Robert N. Hickey

----------------------
By:  Robert N. Hickey
Title:  Trustee